EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
FOR IMMEDIATE RELEASE

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2008 FIRST QUARTER RESULTS

CHATTANOOGA, Tennessee, May 12, 2008 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2008.
For the first quarter of 2008, net sales were $67.6 million, compared with $114.0 million in the first quarter of 2007.  Net income in the first quarter of 2008 was $0.9 million, or $0.08 per diluted share, compared to net income of $5.4 million, or $0.46 per diluted share, in the prior year.
Gross profit for the first quarter of 2008 was $8.3 million, or 12.2% of net sales, compared with $16.3 million, or 14.3% of net sales, in the first quarter of 2007.
For the first quarter of 2008, selling, general and administrative expenses were $6.3 million versus $7.2 million in the prior year period.  The Company reported operating income (earnings before interest and taxes) of $1.9 million for the first quarter of 2008, compared with $9.1 million for the first quarter of 2007.
Interest expense in the first quarter of 2008 decreased to $454,000 from $712,000 in the first quarter of 2007 primarily due to lower debt levels, as well as lower interest rates.  Total senior and junior debt at March 31, 2008 was approximately $3.2 million, down from $3.5 million at December 31, 2007, and $9.6 million at March 31, 2007.
Jeffrey I. Badgley, President and Co-CEO of the Company stated, “Our 2008 first quarter results show the impact of the softening economic environment and how the uncertainties associated with it affected customer demand levels.  Our performance also reflects the absence of some significant

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MILLER INDUSTRIES REPORTS 2008 FIRST QUARTER RESULTS	PAGE 2

government-related contracts that we worked to deliver through the first half of last year.  In response to the economic conditions, we have continued to adjust our production levels and we were successful in bringing our costs of operations down as sales levels declined. We have continued to experience cost pressures as a result of rising raw material prices for steel, aluminum and petroleum-related products and we have taken steps to mitigate the impact of these cost increases.”
Mr. Badgley continued, “Despite the current environment, we generated strong cash flows in the quarter and continued to reinvest in our operations, including our large-wrecker facility upgrade.  While we expect customer demand to be impacted by economic conditions, at this time we are seeing generally stable order levels from our core business.”
Mr. Badgley concluded, “Going forward we will continue to carefully monitor both demand levels and the cost environment and make appropriate adjustments to our operations.  Since the last U.S. economic downturn, we have taken steps that have resulted in more efficient, flexible operations and a significantly improved financial position.  We also maintain our commitment to deliver the highest quality and most innovative products to our customers.  As a result, we believe we are in a better position to weather economic challenges and take advantage of the eventual upturn in our markets.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, May 13, 2008, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=48338

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through May 20, 2008.  The replay number is (800) 642-1687, Passcode 46224961.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

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MILLER INDUSTRIES REPORTS 2008 FIRST QUARTER RESULTS	PAGE 3

Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement.  These risks and uncertainties include risks related to the cyclical nature of our industry, general economic conditions and the economic health of our customers; our dependence on outside suppliers of raw materials, increases in the cost of aluminum, steel, petroleum-related products and other raw materials; increases in fuel and other transportation costs; and those risks discussed in the Company’s filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2007, which discussion is incorporated herein by this reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made.  Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
	(Unaudited)
			%
	2008	2007	Change
NET SALES	$67,621	$114,003	-40.7%

COSTS AND EXPENSES:

COST OF OPERATIONS	59,357	97,752	-39.3%

SELLING, GENERAL AND	6,333	7,162	-11.6%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	454	712	-36.2%

TOTAL COSTS AND EXPENSES	66,144	105,626	-37.4%

INCOME BEFORE INCOME TAXES	1,477	8,377	-82.4%

INCOME TAX PROVISION	550	2,982	-81.6%

NET INCOME	$927	$5,395	-82.8%

BASIC INCOME PER COMMON SHARE	$0.08	$0.47	-83.0%

DILUTED INCOME PER COMMON SHARE	$0.08	$0.46	-82.6%
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,594	11,521	0.6%
DILUTED	11,632	11,651	-0.2%